Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
MedAssets, Inc.
Alpharetta, Georgia
We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (No. 333-148968 and No. 333-156505) of MedAssets, Inc. of our report dated February 26, 2010, relating to the consolidated financial statements which appear in this Form 10-K.
/s/ BDO USA, LLP
(formerly known as BDO Seidman, LLP)
Atlanta, Georgia
February 28, 2011